                                                       Exhibit 99.1
News Release

Contacts:
Media Relations
Cristi Allen
913-315-1092
cristi.i.allen@sprint.com

Investor Relations
Yijing Brentano
800-259-3755
investor.relations@sprint.com

SPRINT NEXTEL NAMES JOSEPH J. EUTENEUER CHIEF FINANCIAL OFFICER

OVERLAND PARK, Kan. – Dec. 21, 2010 – Sprint Nextel Corp. (NYSE: S) today announced that Joseph J. Euteneuer, 55, has agreed to become chief financial officer of Sprint succeeding Bob Brust, who is retiring.

Sprint expects Euteneuer, who currently serves as executive vice president, chief financial officer for Qwest Communications International Inc., to join the company following the completion of the proposed merger between Qwest and CenturyLink Inc. Brust, 67, will remain as CFO until that time.

“I am pleased to have a talented executive such as Joe Euteneuer join the Sprint leadership team,” said Dan Hesse, Sprint CEO. “Joe has an excellent reputation in the industry and has a strong background in a variety of financial disciplines, including finance and accounting, mergers and acquisitions, and financial operations.”

“I am looking forward to joining the Sprint team in 2011,” said Euteneuer. “Watching Sprint’s progress over the last few years has been remarkable. I’m excited to be a part of a company that has so much opportunity ahead of it, and I am looking forward to making a contribution.”

“I want to thank Bob Brust for his service over the past few years. I can’t overstate the significance of Bob’s contribution to Sprint’s turnaround,” said Hesse. “He provided us with discipline and financial leadership that helped to put us on a solid financial path.”

Prior to serving as Qwest’s CFO, Euteneuer served as executive vice president and chief financial officer of XM Satellite Radio Holdings Inc., a satellite radio provider, from 2002 until September 2008 after it merged with SIRIUS Satellite Radio, Inc. Prior to joining XM, Euteneuer held various management positions at Comcast Corporation and its subsidiary, Broadnet Europe. A native of Chicago, Euteneuer holds a bachelor’s degree in accounting from Arizona State University, and he is a certified public accountant.

Euteneuer will be based in Overland Park, Kan., the location of Sprint’s corporate headquarters.

About Sprint Nextel
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 48.8 million customers at the end of the third quarter of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, Common Cents Mobile and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.